Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Prudential Investment Portfolios, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 28, 2005, on the statements of assets and liabilities of the Prudential Investment Portfolios, Inc., consisting of Jennison Equity Opportunity Fund, Jennison Growth Fund, Dryden Active Allocation Fund, and the JennisonDryden Asset Allocation Funds (comprised of Conservative Allocation Fund, Moderate Allocation Fund, and Growth Allocation Fund) (hereafter referred to as the “Funds”), including the portfolios of investments, as of September 30, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

November 28, 2005